Exhibit 10.10.1

ATB Corporate Financial Services	300,239 — 8th Avenue SW | Calgary, Alberta | T2P 1B9
October 10, 2007
Midfield Supply ULC.
1600 101 6th Avenue S.W.
Calgary, Alberta
T2P 3P4
Attention: Dan Endersby
Dear Sir:
We refer to our Letter Agreement dated May 17, 2007 (the “Original Letter Agreement”), between Midfield Supply ULC (the “Borrower”) and Alberta Treasury Branches (the “Lender”), and confirm our agreement to make the amendments described below, subject to the following terms and conditions. Capitalized terms used herein without definition shall have the meeting given to them in the Original Letter Agreement.
1. AMENDMENTS
Lender confirms that section 8(e) of the Original Letter Agreement is hereby deleted in its entirety and replaced with the following:
“(e) a Loan Party will not make any Distributions or any payments to persons having an Equity Interest in Borrower (except a Distribution by a Subsidiary to Borrower), and will not create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Distribution to Borrower, except for restrictions under applicable law, provided, however, that Borrower may pay Bonuses to its employees, pay dividends to persons having an Equity Interest in Borrower, pay principal and interest to persons having an Equity Interest in Borrower who are holders of Shareholders’ Notes and pay interest to Red Man on Class R Note; but only if no Default or Event of Default exists at the time of making such payment and no Default or Event of Default would occur as a consequence of the making of such payment, and provided further, that in the case of payments of dividends or payments of principal or interest on Shareholders’ Notes, that the persons receiving such dividends or holding such Shareholders’ Notes have entered into a subordination agreement on terms acceptable to Lender; ”
2. CONDITIONS PRECEDENT
This amendment to the Original Credit Agreement is conditional upon receipt of: a duly executed copy of this agreement.
3. REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Lender that:
(a)	the execution, delivery and performance by Borrower of this agreement has been duly authorized by all necessary actions and does not violate Borrower’s governing documents or any applicable laws or agreements to which Borrower is subject or by which Borrower is bound; and

ATB Corporate Financial Services	300,239 — 8th Avenue SW | Calgary, Alberta | T2P 1B9
(b)	the obligations of Borrower under the Original Letter Agreement, as amended hereby, and under the Security Documents are legal, valid and binding obligations of Borrower enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.
4.	MISCELLANEOUS
(a)	This amending agreement shall be governed by the laws of the Alberta.

(b)	This amending agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together constitute one and the same instrument.

(c)	All terms and provisions of the Original Letter Agreement, except as amended hereby, remain in full force and effect.
5.	ACCEPTANCE
This offer is open for acceptance until October 19, 2007, after which date it will be null and void, unless extended in writing by Lender.
Please confirm your acceptance of this amending agreement by signing the attached copy of this letter in the space provided below and returning it to the undersigned.
Yours truly,

ALBERTA TREASURY BRANCHES

By:	/s/ Gerald Buhler Gerald Buhler
Authorized Signatory
We acknowledge and accept the foregoing terms and conditions as of October, 2007.

MIDFIELD SUPPLY ULC

Per:	/s/ Dan Endersby